UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities and Exchange Act of 1934

PETROLEUM ANALYTICS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Colorado	45-0461964
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3336 114 Ave. S.E., Calgary, Alberta, Canada	T2Z 3V6
(Address of principal executive offices)	(Zip Code)

(877) 291-8547
Registrant’s telephone number, including area code:

Securities to be registered under Section 12(b) of the Act:

Title of class	Name of each exchange on which
to be so registered	each class is to be registered
N/A	N/A

Securities to be registered under Section 12(g) of the Act:

Common

(Title of class)

N/A

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

The Company

Petroleum Analytics International, Inc. (“PAI” or the “Company”) was organized to acquire and commercialize the intellectual property (“IP”) developed by Mr. Jim Lysyk, a director and officer of the Company. It was reincorporated in Colorado from Delaware in April 2014 and was formerly named Oracle Nutraceuticals Company.

On January 5, 2015, the Company entered into a merger transaction with ONCO Merger Sub, Inc., a then newly- established Colorado corporation, whereby the successor company (ONCO Merger Sub, Inc.) changed its name to Oncology Med, Inc.

On January 5, 2015, the Company effected a share exchange with a newly-established corporation, named Oracle Nutraceuticals Company, whereby Oracle Nutraceuticals issued 100 shares of its common stock in exchange for all of the issued and outstanding shares of Oncology Med, Inc., a Colorado corporation. This transaction became effective pursuant to a reorganization under the applicable provisions of Section 368(a) et seq. of the IRS Code of 1986, as amended. As the result of the reorganization, the public trading company, formerly known as Oncology Med, Inc., a Delaware corporation, and, subsequently, a Colorado corporation, became a wholly-owned subsidiary of Oracle Nutraceuticals Company while Oracle Nutraceuticals Company is deemed the successor entity which is now the reporting and publicly trading entity. As a result of this January 2015 reorganization, the liabilities of Oncology Med, Inc., $221,916 of the $261,916 payables, are at the wholly-owned subsidiary level.

On January 28, 2015, Petroleum Analytics International, Inc. was established in Colorado. As the result of the trans-action represented by that certain technology and stock purchase agreement, PAI acquired Oracle Nutraceuticals Company and, thereafter, Oracle Nutraceuticals Company changed its name to Petroleum Analytics International, Inc. PAI is a petroleum monitoring company providing solutions to a wide range of markets. Initial market penetration [IM1] is expected to occur through implementation of OctoVise (an integrated production management software system) for monitoring, compilation and reporting of production related data at petroleum wellheads. Information is gathered at or near wellhead [IM2] and transmitted via secure low-bandwidth network to a secure data center for archiving, analysis and data formatting and subsequent report generation. Data and reports are stored on secured servers which can be accessed by the government or oil field operators via a secure website human machine interface (HMI) or via smart phones, iPads etc. Additional monitoring and analytic options are available through the application of gas and oil production optimization on a field by field , pipeline leak, bottle neck detection and chain of custody monitoring of transported product basis are also available, thereby providing (in management’s view) an all-encompassing oilfield solution. The system is scalable from implementation at a single wellhead/separator through to full implementation across the entire production and distribution network of a given operator. It can also be utilized by a government regulatory agency application covering the total of a country’s hydrocarbon production and transportation network. Once a successful case history is established in one country, it can be made available to other jurisdictions that face similar data issues.

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Management has recognized a need for third party monitoring and reporting across the petroleum production and transportation industry--especially in countries that have either developing industries or are in the throes of modernization. In Mexico, for example, recent reforms will mean Pemex, a former national oil and gas company, will become a private entity. Also in Mexico foreign operators will be increasingly involved in the exploration and production (E&P) business. Third party monitoring and reporting provides an independent source of information to both oil E&P companies and governments to verify production numbers for tariff and profit sharing calculations and other reporting requirements. We believe that a company having a third party option that can automate all of their production, provide a central access point from which they can access information in a format which provides integration into company reporting and accounting systems can prove valuable to both the E&P companies as well as the government entities. Outsourcing these activities can lower corporate overhead and help streamline operations.

Core Business

The Company’s integrated production management system, known as OctoVise, is intended to be a complete solution for remote gathering, analyzing and reporting of key hydrocarbon production information. It employs ICSCADA™, a supervisory control and data acquisition (“SCADA”) [IM3] system for network-based application developed by Outlaw Automation, Inc. (“Outlaw”). Supervisory control and data acquisition/SCADA is a system that allows for control of remote equipment and is commonly employed in the oil and gas industry for measuring production data. (SCADA is a long-established system of collecting data for a number of industries which establishes “best practices” while ICSCADA is a proprietary product developed by Outlaw.) ICSCADA, in turn, weds supervisory control and data acquisition with the latest internet technology allowing for access to remote data via a dedicated web page. OctoVise further weds the Outlaw ICSCADA natural gas optimization with our own proprietary oil optimization human machine interface. OctoVise’s primary application is the measurement and remote monitoring and reporting of production data from the field including production rate and volume for gas, oil, other liquids, produced water, pressures (e.g., wellhead, flowing, casing, etc.) and temperature. Data is collected and transmitted via telemetry to a remote monitoring station where it is stored on secure redundant servers. OctoVise’s proprietary software allows for interaction between its human machine interface with an unlimited range of supervisory control and data acquisition equipment resulting in a seamless input/output to the customer. Data is collated into a webpage format that can be customized to customers’ needs. Customizable alarms are programmable to alert the monitoring engineer to key critical events (e.g., water cut levels, pressure drops, etc.). The monitoring engineer creates and provides daily, monthly, quarterly and annual customizable reports for the customer while also allowing the customer access to the information via a secure website. This provides a centralized location for all production data of an individual field or groups of fields of a single operator. It also provides overall jurisdiction based information to be utilized by regulatory bodies. The customer will also receive alerts via text, email and/or voice message regarding alarmed events allowing for quick response and intervention.

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Secondary Applications

OctoVise can easily integrate data flow from other applications that can be combined according to customers’ needs:

Production optimization for gas and oil. OctoVise utilizes the onsite flow computer and input/output in order to monitor and evaluate key elements allowing for identification of issues which have resulted or could result in decreased production. The human machine interface allows for automatic intervention based on pre-set alarmed events or remote intervention by the monitoring engineer. Optimized gas and oil production results in higher net daily rates and may contribute to increased revenues.

Pipeline leak and bottleneck detection. Utilizing the Leak Detection System developed by Outlaw Automation the monitoring engineer can continuously monitor volumes, densities, temperatures, pressures and product deviations which is then analyzed via predictive models to detect pipeline leaks, breaks or blockages. Early detection can avoid significant lost product, minimize ecological damage, quickly identify product theft in real time and isolate pipeline flow restrictions due to wax, scale or damage/pressure drops along pipelines or at various points of the transportation network to identify production bottlenecks or tampering. OctoVise offers a means of integrating existing pipeline supervisory control and data acquisition monitoring systems into an all-encompassing storage and reporting solution.

Custody transfer monitoring. Further application of ICSCADA Leak Detection equipment to accurately measure product at custody transfer points is essential in reporting the volume of sales. It also allows for identification of theft at key points related to the custody chain (pipeline to storage tank, pipeline to refinery, storage tank to vessel, etc.).

What We Do

PAI, through the use of its proprietary and unique technology, OctoVise, integrates data from all existing supervisory control and data acquisition equipment, new ICSCADA equipment and other digital data into a common data storage environment which is accessed by the customer/user through the OctoVise human machine interface which is delivered via a secure web based solution.

Specific solutions within OctoVise allow for the translation of supervisory control and data acquisition data independent of equipment vintage or provider into a common language which is archived into one or more relational databases.

Similar solutions within OctoVise translate an unlimited set of other corporate oil and gas digital data (e.g., historical production, wireline logs, well completion reports, etc.) for retrieval from similar relational databases.

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PAI, through the use of OctoVise and its proprietary software, midware--i.e., a technology which translates proprietary signal code into software compatible format--and hardware solution is, in management’s opinion, able to provide live 24/7 remote monitoring and control functions for both oil and gas wells.

OctoVise monitoring data allows for the remote and automated optimization of oil and gas production from wells and the reporting of customizable alarmed events via SMS or email.

PAI provides independent, unbiased third party monitoring, data collection and archiving. Customers have the option to receive regular customized reports by email or access both reports and live data streams via computers, tablets or smart phones using the Company’s secure web-page solution.

PAI through the use of OctoVise and other collected monitoring data produces production optimization solutions for oil and gas wells which can translate into maximized production and revenues for Producers.

The OctoVise solution allows for integration of existing corporate systems and equipment, third party monitoring and web-based access to data at a low cost which avoids complete retrofits of legacy software and equipment.

Resilient to Commodity Price

Once monitoring equipment is installed, we believe the cash flow stream is steady, predictable and independent of swings in commodity prices. Monitoring continues on producing wells until such time as cost to maintain production exceeds revenues--with the result being, in our opinion, that most onshore wells in Mexico will continue to produce profitably even with prices below $20/bbl.

High demand for electricity in Mexico, in our view, will continue to pressure natural gas prices to the upside which will yield growing opportunities for monitoring.

If, as we expect, there will be continued large growth in drilling per recent experience trends, companies and governments must pay particular attention to their production numbers from a cash flow, tax and royalty standpoint. In our opinion, real time monitoring is the best source of this data.

OctoVise’s software framework is expandable and has application in sectors outside the petroleum industry, very specifically health care and retail. By way of example, OctoVise’s technology could be adapted to provide health care providers quick universal access to patient records wherever they might be located.

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Features of OctoVise

OctoVise incorporates what we believe to be the highest level of non-military security available. Clients are supported by HTTPS/SSL security (the scripting language that allows for inclusion of files onto a webpage) and data is stored and retrieved from ISO27001 certified Amazon Web Services (“AWS”) servers that meet or exceed Federal Information Security Management Act, Department of Defense Information Assurance Certification and Accreditation Process as well as Federal Risk and Authorization Management Program standards.

It also has two level authentication, further increasing security (in our opinion) by allowing the client and PAI to control access.

It has a web-based, human/machine interface, a technical term for a manufacturing or control system that provides a graphics-based visualization of, in this case, the OctoVise control and monitoring system. As such, OctoVise (i) is customizable with dash board controls and alerts and (ii) has been crafted to be [IM4] compatible with all common web browsers, thereby giving clients access to real-time data and reports via computer, tablet or smart phone.

It has a cost effective, flexible design that, management believes, allows for integration with existing supervisory control and data acquisition systems from any provider, translating this data along with ICSCADA and other digital information critical to oil and gas operations and archives into relational central databases which are queried with OctoVise by engineers.

It provides as well real time monitoring by trained engineering staff.

It has an option to use monitored data in order to optimize oil and gas wells.

It offers well-site triage based on monitored observations which permits, in our view, quick identification of problems in wells and prioritizing possible solutions and/or investigative procedures.

It has the further option to monitor various points along the length of the production/transportation network through to custody exchange.

The Problems

Many countries and exploration and production companies employ only remote field measurement (monitoring) equipment on wells, facilities and pipelines and sparsely, if at all. This means they rely on inefficient site visits and manual reporting which can be problematic in terms of data consistency and integrity.

In countries where National Oil Companies (“NOCs”) control the bulk of production, there is generally scattered or only nominal use of supervisory control and data acquisition systems.

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Most countries rely on an honest reporting of production volumes from exploration and production companies in order to ensure that the appropriate royalties and taxes are collected. Invariably, we understand, their only source of confirmation is through annual formal audits which are costly, time consuming and can be fraught with error.

Monitoring equipment which is utilized by countries/companies is comprised of a wide variety of third party equipment, computer interfaces, software of varying vintages, and operating systems provided by several manufacturers. In fact, we understand that there is a significant amount of these systems which are incompatible with each other due to software being proprietary or legacy in nature. Proprietary software often only communicates with a specific manufacturer’s equipment, greatly limiting monitoring and optimization processes.

Data security and supervisory control and data acquisition system security is a significant issue in many countries. For example the U.S. Homeland Security has issued a document entitled “21 steps to improve Cyber Security of SCADA systems”. In practice, such security is difficult to control and monitor in many jurisdictions due to the variety of service providers and legacy, often outdated, systems[IM5] .

Often data collected by countries/companies is not effectively merged or made available in a timely fashion to potential users, rendering such data of little value.

Monitored field data is not generally widely available to all functions in companies /regulatory bodies. As an example, production accounting generally does not receive their data directly from monitoring outputs, reserve auditors rely on companies providing data from a variety of programs of different vintage and design. We understand there is generally not a central location where someone in a particular department can source all of the information they need to complete necessary tasks.

Many exploration and production companies do not pay the requisite attention to their producing assets in order to maximize returns. In our opinion, there is a tendency to put wells into production and ignore them until a problem arises--which can be catastrophic and cause abandonment of the well. Also, by not paying close attention to monitoring individual well performance, production can be significantly [adversely?] impacted as a result of shut downs necessary to remediate issues in the field.

Moreover, there are numerous other points throughout the path of petroleum transportation and transfer points that are infrequently monitored, namely pipelines, central field production facilities, tanker storage, custody transfer sites, etc.

In a number of countries (e.g., Mexico and Nigeria) petroleum theft from pipelines and facilities has a serious impact on the country’s revenues, amounting to billions of dollars per year. In practice, monitoring for pipeline pressure and theft is either sparsely or/and sporadically utilized (e.g., Mexico) or not utilized at all (e.g., Nigeria).

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The Solutions

The Company will install portable or fixed monitoring equipment, including remote terminal units (“RTUs”) and petroleum logic controllers (“PLCs”) (interfaced with the ICSCADA technology) on wells that currently are not so equipped. The data from these wells can be merged along with data transmitted from existing supervisory control and data acquisition equipment in the field. Proprietary mid-ware translates all data irrespective of equipment supplier into a common machine language for analysis in OctoVise.

Regulatory bodies in countries such as Mexico (Comisión Nacional de Hidrocarburos or “CNH”) would benefit by monitoring all of the wells in their respective country. PAI provides the ability to integrate existing monitoring systems and as well as provide monitoring on wells which are currently unmonitored. Integrating this digital data into a central access point which can be made accessible to both exploration and production companies and government regulatory bodies will eliminate the need for expensive, time consuming third party production audits. In places such as Mexico (where the public has heightened concern about “theft of their national resources by foreign companies and criminals”), the government can alleviate public concern by demonstrating that a third party independent and unbiased audit is essentially conducted during the course of normal monitoring and reporting. This will also give both exploration and production companies as well as government regulators confirmation of produced volumes of hydrocarbons and hence royalties and taxes owing.

OctoVise is vendor neutral in terms of the ability to gather data. Regardless of what field equipment is currently in use, data can be translated into a common language and then archived on secure servers in a common relational database. OctoVise, by employing a web-based access and delivery system, avoids the legacy and compatibility issues that arise from supervisory control and data acquisition companies which provide proprietary human machine interface solutions. Regardless of what type or vintage of operating system a company employs (and regardless of how many different sources of data or vintage of proprietary programs they have for accessing that data), such data can all be made available through one delivery system in one central location through OctoVise.

The Outlaw Automation’s ICSCADA solution employed by OctoVise uses computing, identity and access management protocols that, we are advised, are at the highest level of security below military standards. Very specifically, system backups and redundancy are conducted in such a manner as to guaranty data security and continuous access at all times.

The use of two factor security authentications for login provides unambiguous identification of users by means of two different components. For example, an electronic “token” can link independently to a server which generates a one-time password which gives the user entry through the first layer of security. A separate, individual password is then required to be entered to get past the second level of security. Such so-called “2FA authentication,” in our opinion, will enable both PAI and the corporation or government regulatory body to have tight control on who in their organization has access.

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OctoVise is configurable such that individual users will have access to a secure web page that delivers the data they require. PAI, in consultation with the exploration and production companies and regulators, can custom design an interface for their specific needs. For example, some companies may wish to be able to download production data in a format that is compatible with their accounting software, whereas others may want regular digital transfer of data directly to their Systems Application and Products (SAP) Enterprise Resource Planning (ERP) accounting systems. The flexibility of OctoVise solution should make OctoVise an attractive addition for large companies that already incorporate complex SAP or similar solutions as well as smaller companies who run their business with simple spreadsheets.

OctoVise offers the ability to monitor and optimize both oil and gas production. While the Company is in the developmental stage, the underlying technology is a proven technique that limits the amount of shut-in time for wells, improves both gas and oil flow rates which, in turn, may be expected to have a positive impact on corporate reserves and financial metrics.

The Company, through its use of OctoVise, will be able to integrate existing supervisory control and data acquisition measurements from pipelines and other transportation, collection and custody transfer sites along with measurements from equipment that PAI can install. This information can help identify technical problems before they result in significant financial losses.

Monitoring of pipelines and other custody transfer or storage sites can also aid in identifying theft of petroleum. Multiple solutions are needed (i.e., pressure monitoring alone is not sufficient, whereas a combination of pressure monitoring and cameras might be). OctoVise allows for this data to all be made available through a single corporate or regulatory body web interface where other production and optimization materials are accessed.

Benefits

MySQL, we are advised, is the world’s most popular open source Sequence Query Language software (utilized by large companies such as Google, Adobe and Alcatel) yields high performance and scalable database applications.

Using MySQL, the Company believes it will be able to provide a cluster server array, providing the highest level of operational assurance to clients with data replication happening in real-time and allowing for seamless backup initiation in the event of server outage.

Delivering the human-machine interface solution as described above over the Internet allows, we believe, for greater user flexibility. Indeed, in our opinion, OctoVise works equally well with all operating systems (Microsoft Windows, Mac OS X, Linux and UNIX) and is compatible with most web browsers as well as avoiding many of the issues corporations face with regard to legacy software and hardware.

The web interface is adaptable to be accessed from tablets and smart phones, an important feature for today’s mobile workforce. This flexibility will allow clients to have real-time access to their monitored information anywhere in the world.

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Clients should be able to realize a significant cost saving benefit by avoiding having to switch out their entire monitoring equipment in order to deal with legacy software issues.

With the OctoVise solution, existing field monitoring equipment will be integrated into new equipment installs seamlessly. One point access to all of the data needed to complete functional tasks will also improve efficiency, save time and ultimately deliver results which translate into more informed decisions.

Clients will no longer be required to host a provider’s proprietary software--that requires continual upgrades and runs the risk of becoming “legacy” software--i.e., no longer supported by the original provider.

Significant cost savings can be realized by no longer requiring dedicated staff for monitoring and optimizing wells nor needing to have continual training for new staff.

Many companies and government agencies will benefit by having their engineering staff collaborate with PAI engineers in order to better understand the process and issues that may be present in a given field.

Different clients have different data sets, potential user base and needs. The webpage interface is customized for each client, providing specific areas that deliver a subset of all data which is dependent on the user function. For example, a production accountant would have one click access to all of the data relevant to their needs uncluttered by reporting of all other data. Web pages can be set up to access other databases (e.g., well histories, completion reports, reserve maps, wireline logs, etc.) such that a user will have immediate access to everything needed to complete a particular task.

Alerts for both monitored production and optimized production can be set up in consultation with the client and can be delivered by text, e-mail and/or voice message, allowing the client to respond quickly to situations as they develop.

Optimizing production from oil and gas wells based on the information gathered from real time monitoring generally should result in an overall decrease in total downtime and an increase in average yearly production. Improved production has an immediate benefit of increased revenues with the potential to also upgrade reserves which, in turn, has an impact on a given company’s value.

Through continuous monitoring of wells, PAI engineers will be able to identify potential problems at an early stage and provide reports on the nature of the problem as well as recommendations to either further assess or remediate the issue. Early identification of production issues should avoid potentially expensive catastrophic failures as well as further aiding in improving overall production volumes.

Monitoring at various points along the production and transportation system allows for identification of issues which can impede overall delivery including scale or wax buildup in pipelines, leaks in pipelines or facilities and hydrate formation or liquid dropout at various places.

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In some countries, theft of hydrocarbon oil from pipelines or facilities is a common occurrence. Monitoring helps to identify attempted theft immediately and reduce overall losses.

OctoVise, in our experience, will make this data available through the same single web based interface, providing a form of “one stop shopping” for production engineers and others departments.

Future Growth

The Company intends to grow as a service company involved in the creation of new specialty and integrated product lines to serve our core markets. PAI intends to grow its market penetration via marketing to additional companies and government regulatory bodies in an increasing number of jurisdictions as well as offering existing customers the opportunity to merge additional field or transportation related information.

Primary Market for PAI Services

The primary market for the Company will be individual petroleum operators and to government petroleum regulatory bodies. The obvious choice for market access is countries where the petroleum industry has lagged North American standards for some time. The first market access point is Mexico, a country which has a long petroleum history but has systems and standards that are inconsistent and generally decades out of date. Although supervisory control and data acquisition is employed for automation in a number of areas, no overall solution for monitoring, reporting and optimization across the production and transportation chain currently exists.

Business Cycle

OctoVise will first be offered to companies and government regulatory bodies in a “proof of concept” mode wherein monitoring equipment will be installed on a limited number of wells (25 to 50) and data will be monitored for a period of 6 to 8 months with customized reports provided along with access to a secure website for data interrogation. The compensation model will be to charge a flat fee per well for monitoring with an initial elevated price to accelerate cost recovery of materials and labor, decrease at an agreed milestone to a lower flat rate and continue for the life of the well. Under this model, all costs will be recovered and a small profit generated during the “proof of concept” phase. Management believes the OctoVise rollout could be successful very quickly since the monitoring and reporting procedures will already be in place. In our view, the key critical timeline control would be the rate at which equipment could be installed on wells and the time required to construct a secure server farm. For example, it is estimated that a 3,000 well monitoring program could be fully deployed within approximately 16 months. The compensation model will include discounts based on the number of wells included in the monitoring program. During the time full rollout is in process, PAI will negotiate with the customer for consolidation of other products into OctoVise--including oil and gas optimization, pipeline integrity monitoring, oil custody monitoring as well as support for reserve auditing. The Company plans to investigate other markets beyond the initial country concurrent with the “proof of concept” phase with the hopes of being in a position for a second country entry during the initial rollout phase.

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Potential Demand: Market Facts and Figures.

Currently there are 9,439 wells producing in 449 fields in Mexico according to Pemex reporting. Source: Pemex Annual Review-2013.) Management believes that OctoVise’s underlying proven technology will give the Company access to a commercially reasonable portion of producing wells it will sequentially target (starting in Mexico). In addition, there are also a significant number of wells drilled but are not currently in production in Mexico. If during the mature fields bid rounds that the Mexican government is planning for 2015 under legislation adopted in December 2013, these wells are reactivated, they become a prime market target for the Company. [IM6]

Separately, energy reform adopted in 2013 [IM7]  signals, in management’s opinion, increased foreign activity in the exploration and production business resulting in new discoveries and new monitoring opportunities. Of particular note is the known extension of the Eagle Ford shale gas and oil trend from Texas into the northern part of Mexico. (Source: Araujo, O. et al-2012, “Evaluating First Eagle Ford Shale Gas Well: Case History from Northern Mexico, SPE-160374-MS, dx.doi.org/10.2118/163074-MS.) Moreover, in the U.S., the Eagle Ford trend has a total of 6,505 oil wells and 3,285 gas wells currently producing. (Source: www.eagleford.org.) Although it is currently unknown how extensive the Eagle Ford trend might be in Mexico, notably there are other shale gas and oil opportunities throughout eastern Mexico that, we believe, will contribute to demand for oil monitoring equipment such as OctoVise. At present there are 8,295 miles of natural gas pipelines and 4,992 miles of oil pipelines in Mexico. (Source: www.globallegalinsights.com/practice-areas/energy-3rd-edition/mexico.) Although a portion of that system is known to be monitored with supervisory control and data acquisition by Pemex, the Company believes there still remains an opportunity for an integrated monitoring and reporting approach.

PAI and the Environment

Currently comprised of two principals, PAI management has considerable experience operating in an environmentally safe and friendly manner gained through an excess of 60 years of combined experience in oil and gas exploration and production activities as well as service company field operations. The Company’s management is familiar with Mexican (and other jurisdictions’) environmental regulations and believes they will operate to the highest standard, our objective being to exceed local jurisdictional requirements. We are convinced that the Company’s planned well monitoring activities will result in limited activity which could result in environmental damage, in fact our products and services are intended to foreclose or at least reduce those possibilities. To elaborate, through an effective monitoring and reporting system (including alarmed events) that potential environmental damage from leaks should either be avoided or minimized throughout a company’s custody chain. In addition, we believe proper attention to gas production optimization can help offset production of less environmentally friendly greenhouse gases.

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Competition

Supervisory control and data acquisition is a product that has seen wide utilization throughout the oil and gas industry. Management’s experience indicates that the current providers of monitoring equipment that would be our principal competitors are mainly concentrating on hardware sale and deployment with monitoring, automation and minor optimization being offered in specific areas with software that is tailored to utilization by the customer with their hardware solely. The OctoVise solution, on the other hand, in our view, can utilize our own Supervisory control and data acquisition equipment or that installed by other providers as well as access the information on relational database from our own human machine interface described above. Whereas other supervisory control and data acquisition solution providers leave analysis in the hands of the customer (which requires training with the software products it employs, OctoVise (in contrast) will provide all of the monitoring, analysis and optimization--with reports generated which will be customized to the user’s requirements as well as access to a secure web-based reporting application. We are satisfied that our review of the products and solutions currently in the market has not identified a system comparable to OctoVise.

Competitive Market Generally

There are several large companies that have been involved in supervisory control and data acquisition for several decades and have grown considerably through acquisition of various smaller companies, thereby increasing their relative penetration into various markets. Two of the largest are Schneider Electric, SE and a unit of General Electric Corporation. The business model for both of these companies is to make returns from selling instrumentation and telemetry equipment to companies. Each provides a software package that communicates with their own equipment, a minor amount of training and, generally, a limited number of software licenses (or “seats”). In Canada, the largest similar company is Zedi, Inc. which provides their own field measurement equipment (remote transmitting units, RTU and programmable logic controllers) and specific software tools that are setup for production monitoring and production accounting. Each of these software packages are sold under separate license and Zedi users are precluded by contract from using other developers’ software on their tools or others tools with their software. Midware solutions in OctoVise allow for communication and translation from all field supervisory control and data acquisition equipment which means that existing equipment can be integrated into the solution, thereby avoiding the large costs associated with converting to a new proprietary system. Being web-based, PAI believes OctoVise avoids the problems inherent with legacy software often requiring, over time, expensive and continuing upgrades.

Other companies involved in oil exploration control and automation do provide web-based or cloud solutions but, in our view, only partial solutions relative to the OctoVise functionality spectrum. [IM8] High Tide Technologies, which is principally involved in the U.S. market, provides a web-based solution called Telemetry View that provides access to the monitored data along with specified events that trigger an alarm, so called alarmed events. High Tide concentrates in the monitoring of low pressure sewage systems and water plant monitoring and pump control. Critical Control Energy Services’ Prostream uses a web-based supervisory control and data acquisition software system called NetFlow that allows for monitoring and remote control. Their business model is to offer numerous software solutions that address data collection, accounting, reporting and allocation reporting each with its own software solution. Prostream is involved in the oil and gas industry in North America but are not exclusively targeting that market. Inductive Automation concentrates on web-based access to supervisory control and data acquisition data with their Ignition solution. Although billed as being web-based, Ignition (the name of Inductive Automation’s proprietary product) does require its own Internet access tool and its functionality is limited to working on certain operating systems. Numerica Corp. is a company that purports to supply telemetry systems, automation and control for oil and gas companies in Colombia. Numerica markets a cloud-based supervisory control and data acquisition system called WellMonitor and mention the capability to integrate legacy field systems. It appears that their only client in Colombia at present is Vetra Group which has less than 10,000 barrels per day of production.

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Within the North American market, there are two companies that provide similar web-based (i.e., “cloud”) solutions, Outlaw Automation and its ICSDCADA application and SIGIT Automation, Inc. with its eSCADA application. Both companies are focused on the delivery of data without focus on what that information can be used for in terms of better understanding reservoir performance. Although SIGIT formerly was active throughout North America, it has refocused solely on the Canadian market, thereby putting that company in direct competition with Outlaw. PAI has worked exclusively with ICSCADA in creating the OctoVise solution as it, in our opinion, provides a much more flexible system that alows for incorporation of considerably more information, including PAI oil optimization routines and other corporate well information. [IM9] As of the date of this Form 10 becoming effective, PAI has entered into preliminary discussions with Outlaw regarding partnered activities in the future, namely the reciprocal licensing of the respective ICSCADA and OctoVise technology products in certain geographical markets.

Mexico Competitive Market

Schneider Electric competes in most markets in the world. As mentioned above, their business model is to sell supervisory control and data acquisition equipment along with their own proprietary software. Schneider is noted to have provided Pemex EX with measurement equipment and their software for monitoring of the Corrallilo Oil Field near Poza Rico. Data–Linc Group has provided supervisory control and data acquisition telemetry systems for automating water pumping in order to supply two remote populations in northern Mexico. NBT (a division of EPG Companies) provided Pemex with equipment and software for monitoring of gas production sites in Villa Hermoza. NBT markets itself as primarily being in the role of providing servicing to supervisory control and data acquisition systems. Ampere, Inc. has provided their FreeWave radio solution for supervisory control and data acquisition to the Comisión de Electrididad in Mexico in order to monitoring and control switch gears and power meters as the relate to power generation and substation monitoring. Pemex has sought out supervisory control and data acquisition from Schneider to accomplish their own monitoring of pipeline pressures in about 1/3 of their pipeline network with intention to expand. Ampere, Inc. [IM10] currently monitors this data in two control centers on a 24/7 basis. Schlumberger, Ltd. (through their information services group) has been involved in two field monitoring optimization projects for PEMEX. One of the fields was an offshore oil field where Schlumberger employed their own integrated software and hardware solutions with Pemex providing the engineering staff to evaluate the data and avoid production downtime. Schlumberger also employed their software and equipment in a gas field onshore Burgos basin with Pemex supplying the engineering staff in order to manage gas back pressures. With the exception of Schlumberger, the other competitors identified in Mexico have a business model that focuses on selling equipment and proprietary software from the perspective of simple data gathering and reporting. Schlumberger does concentrate on providing solution(s) that address issues with respect to production. Their business model, however, concentrates on licensing numerous proprietary software systems that are required to communicate with each other resulting in a very large and expensive solution that is not appropriate for smaller fields.

In contrast to the foregoing, PAI will focus on the collection of data for purposes of its evaluation. We believe we will be providing services, the objective of which is to improve the client’s production capability. PAI intends to make its profits from monitoring while our competitors, in our view, are more interested in selling equipment without associated analysis.

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Item 1A. Risk Factors.

This Form 10 contains forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those discussed in this Form 10. These risks and uncertainties include, but are not limited to, the following.

Limited Operating History

The Company has only recently commenced operations and currently has no operating revenues. The likelihood of success of the Company must be considered in light of the problems, expenses and difficulties, complications and delays frequently encountered in connection with the establishment of any business. The Company has limited financial resources and there is no assurance that additional funding will be available to it for further development of its projects or to fulfill its obligations under applicable agreements. For example, the Company will be able to add staff only as funding and associated cash flow permits. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such needed financing could result in delay or indefinite postponement of further development of the interests of the Company with the possible dilution or loss of such interest. Further, revenues, financings and profits, if any, will depend upon various factors, including the success and market penetration of various monitoring programs and general market conditions for natural resources. There is no assurance that the Company can operate profitably or that it will successfully implement its plans.

No Assurance of Profitability

At present the Company does not have a source of income which requires securing the appropriate agreements for providing services. There is no guarantee that those contracts can be acquired at the rates necessary to generate appropriate profits to the Company. Future changes to jurisdictional tax rates are unpredictable and could in some cases render this business unprofitable.

Reliance on Key Personnel

The Company relies on its management and only employees, Dr. Ian Moffat and Mr. Jim Lysyk, as well as outside technical advisors, the loss of any one of whom could have a detrimental effect on the Company’s contemplated business activities and results of operations. The Company’s success is also dependent on recruiting, training and retaining qualified personnel. As the Company grows its business activities, additional key financial, business development and sales, administrative personnel as well as additional operations staff will be required. Although the Company believes it will be successful in attracting, training and retaining qualified personnel, there can be no assurance that it can do so and, accordingly, would have a negative impact on the Company and its proposed business plan.

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Ability to Obtain Necessary Approvals

To the extent current and future operations of the Company require approvals from various levels of government, there is no assurance that such approvals can be obtained. Such operations are and will be governed by laws and regulations governing oilfield services, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection and other matters. PAI intends to maintain comply with all applicable laws and regu-lations that currently (or in the future will) apply to its activities. There can be no assurance however that all approvals which the Company may require to initiate its monitoring business will be obtainable on reasonable terms or that compliance with such laws and regulations would not have an adverse effect on the profitability of any project that the Company might undertake.

Service Industry Risks

The oil and gas industry as a whole is a speculative business and involves a high degree of risk. The marketability of monitoring, reporting and optimization services by the Company will be affected by numerous factors beyond the control of the Company. These factors include petroleum market fluctuations, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing of equipment and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. Similarly, expectations of future inflation rates, the strength of and confidence in the U.S. dollar, interest rates, global or regional economic events and competition from other types of service company providers (who may or may not be currently active in this space), can all have a detrimental effect on the Company’s operations.

Operational Risks

While oil and gas operations generally involve a high degree of risk, the activities in which PAI will be involved are not expected to involve such operational risks, except to the extent that the Company’s business plan is dependent upon oil and gas wells being operational. And, of course, equipment failure due to operator error during installation or once operations commence, thereby delaying the Company’s operations. Moreover, where oil and gas production and related equip-ment is involved, health and safety is always a concern.

Civil and Criminal Fines or Penalties

Failure to comply with applicable laws and regulations may result in enforcement actions, including orders issued by regulatory or judicial authorities causing business activities to cease or be curtailed, and may include corrective measures requiring capital expenditures or remedial actions. PAI is aware of extra-territorial laws both in Canada and the United States that govern activities of reporting companies in foreign jurisdictions, including the Corruption of Foreign Public Officials Act, Foreign Corrupt Practices Act and various laws that limit or preclude activities in countries which sponsor terrorism.

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Amendments to Applicable Laws

Amendments to current laws, regulations and permits governing operations and activities of companies, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or labor costs or reduction in levels of net after tax income as well as delays in development of new projects.

Conflicts of Interest Certain of the directors of the Company serve as directors of other companies or have significant shareholdings in other companies and, to the extent that such other companies may participate in ventures in which the Company may participate, the directors of the Company may have a conflict of interest in negotiating and concluding terms regard-ing the extent of such participation. For example, the Company might have someone on our Board who also sits on the Board of another oil and gas instrumentation company with which the Company might decide to acquire or merge (or vice versa), thus creating a conflict. In fact, conflicts of interest at the Board level in the oil and gas industry is quite common, especially with regard to directors or note.

In the event that such a conflict of interest arises, the Company and its Board will adopt policies to address, including a director who has such a conflict will be expected to abstain from voting for or against the approval of such participation or such terms. Similarly, from time to time, several companies may participate in a project that will involve utilization of the OctoVise system. It may also occur that a particular company will assign all or a portion of its interest in a particular project to another of these companies due to the financial position of the Company making the assignment. In accordance with the laws of Colorado, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company. In determining whether or not the Company will participate in a particular project and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which the Company may be exposed, its financial position at that time and the assessed outcome of the project.

In that context, Dr. Moffat is a non-executive director of Pathfinder Oil and Gas Company, an upstream oil and gas corporation. In turn, Mr. Lysyk is the founder and a current director of Tarco International, an oilfield services company. Neither Pathfinder nor Tarco have current conflicts with the business that PAI proposes.

Currency Exchange Rate Fluctuations

In the event the Company successfully develops a monitoring system, all sales, whether domestically or to foreign markets, may be determined in United States dollars. Any resultant fluctuations in the foreign currency involved may have an impact on the overall dollar amount realized from sales in these markets.

Intellectual Property

The Company’s success depends to a significant degree upon its ability to develop, maintain and protect proprietary products and technologies. Protection of intellectual property that the Company considers significant is paramount and the loss of use or duplication by others could have a material adverse effect on the Company’s business. More specifically, OctoVise is com-prised of several software routines employed under ICSCADA to which have been layered on routines and processes that were developed by Mr. Lysyk. The routines and processes contributed to OctoVise by Mr. Lysyk were developed by him personally and are not the property of any other person or company.

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Additional Financing Requirements

From time to time, in order to expand operations to meet customer demand, the Company will need to incur additional capital expenditures. These capital expenditures are intended to be funded from third party sources, including the incurring of debt and/or the sale of additional equity securities. Management currently expects to pursue a relatively small privately negotiated raise (perhaps $2-$3MM), an amount sufficient to commence operations, most specifically to seek out one or more OctoVise user-customer(s) in the oil and gas industry or a governmental agency for a given country’s energy sector. In addition to requiring additional financing to fund capital expenditures, the Company expects that it will require additional financing to fund working capital, research and development, sales and marketing, general and administrative expenditures and operating losses. Such expected follow-on money raise could be an equity or debt offering (or a combination) of the then existing Company cash flow. The incurrence of debt creates additional financial leverage and therefore an increase in the financial risk of the Company’s operations. The sale of additional equity securities will be dilutive to the interests of current equity holders. In addition, there can be no assurance that such additional financing, whether debt or equity, will be available to the Company or that it will be available on acceptable commercial terms. Any inability to secure such additional financing on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of the Company.

Risks Related to Our Capital Stock

The public market for our common stock may be volatile and you could lose all or part of your investment. In the recent past, stocks, specifically those traded on the over-the counter (“OTC”) markets, generally have experienced high levels of volatility. Our common stock is traded on the OTC market under the symbol ONCO and is not eligible for trading on any national or regional securities exchange or the NASDAQ National Market. An application has been filed with FINRA to change the name of the company to that of its state filings, namely “Petroleum Analytics International, Inc.,” at which time the Company’s trading symbol is expected to change as well as the contemplated reverse stock split also becoming effective. A more active trading market for our common stock may never develop, or if such a market develops, it may not be sustained.

In the past, many companies that have experienced volatility in the market price of their stock have become subject to securities class action litigation. Were we to be the target of this type of securities litigation in the future, substantial costs and diversion of our management’s attention from other business concerns could be expected to occur, thereby potentially causing serious harm to our business.

The Securities and Exchange Commission (“SEC”) has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore is a “penny stock” and is subject to the “penny stock” rules of the SEC. The trading market in our securities is currently limited and relatively illiquid which status makes transactions in our stock cumbersome and may reduce the value of an investment in our common stock. Brokers and dealers effecting transactions in “penny stock” must disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect your ability to sell shares.

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We Have Not Voluntarily Implemented Various Corporate Governance Measures

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national or proprietary securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight and the adoption of a Code of Ethics. The Company has not adopted exchange mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We May Be Exposed to Potential Risks Relating to Our Internal Control Over Financial Reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the SEC has adopted rules requiring public companies to include a report of management on the Company's internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no authoritative mechanism available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

The Company Does Not Expect to Pay Dividends in the Foreseeable Future.

The Company, a developmental stage entity, has never paid cash dividends on its common stock and has no plans to do so in the foreseeable future. The Company instead intends to retain earnings, if any, to develop and expand its business.

Any Investment in Our Securities Involves a High Degree of Risk

Investors should consider carefully the risks and uncertainties described above, and all other information in this Form 10 and in any reports hereafter filed with the SEC before deciding whether to purchase or hold our securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. The occurrence of any of the risks described in this Form 8-K could harm our business. The trading price of our securities could decline due to any of these risks and uncertainties, and investors may lose part or all of their investment.

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Item 2. Financial Information.

Management's Discussion and Analysis or Plan of Operation

The Company incorporates its proprietary software driven product OctoVise into the provision of oil and gas production monitoring, production optimization, pipeline leak and bottleneck detection and custody transfer monitoring services. This solution incorporates licensed software and new code, all of which has an underlying kernel developed by and licensed from Outlaw Automation, which drives their ICSCADA product. The delivery system for OctoVise is web-based with users accessing information via a two-step security verification system. At this point, the main tools for OctoVise are in place for monitoring of production and optimization. Additional coding will be required to incorporate pipeline leak detection and custody transfer monitoring routines into OctoVise. Each software routine that will form a part of OctoVise has been previously tested. The midware that translates supervisory control and data acquisition machine code has been used extensively by Outlaw Automation. Meanwhile, monitoring and optimization routines are an expansion of similar routines employed by Outlaw in their ICSCADA solution. Midware to translate other oil and gas data into a common language and archive it in one or more secured relational databases has been used by PAI’s Director and President Jim Lysyk previously on projects in Latin America. PAI’s plan is to set up a monitoring office in its kick-off country (Mexico is expected) which would be staffed by one to two trained monitoring engineers whose job it would be to collate, check and provide reporting on production data from well monitoring, well optimization as well as pipeline leak detection and change of custody monitoring. These essential positions will be filled (see “Risk Factors—Developmental Stage Company”) once the Company commences operations and raises needed funds. PAI intends alternatively to use one of the Amazon Web Services (“AWS”) servers located in the U.S. or, if privacy concerns preclude storing data in the U.S. from foreign countries, other server services if/as required. Database cluster servers will be used to ensure a high level of operational assurance with seamless replication in the event of server outages. It is anticipated that PAI will be required to maintain a server farm in Mexico at some point in the future and the intent would be for those servers to provide redundancy for the AWS servers.

The Company plans to provide monitoring, production optimization and web access to such well and pipeline data to both oil and gas corporations and government regulatory bodies. Upon this Form 10 becoming effective (and therefore PAI becoming a publicly reporting company), it is management’s intent to raise enough capital in the market to allow for pursuit of a Letter of Intent with Pemex, the former national oil company of Mexico or another OctoVise user, anticipated to be accomplished during the 3rd or 4th quarters of 2015. This will allow for exe-cution of a small program that will allow Pemex (or another customer) to evaluate the services provided by the Company. That trial monitoring project is expected to last four months from inception and, if successful, would be followed by signature of additional contracts.

The initial market penetration (also called market capture) [IM11] planned by PAI for Mexico are expected to be accomplished through direct negotiations with Pemex (the former national oil company of Mexico) and Comisión Nacional de Hidrocarburos (“CNH”), the oil and gas regulator for Mexico. Additional direct marketing to foreign oil and gas companies who are successful as a result of the Mexico bid rounds. More specifically, ,CNH and the Mexican Minister of Energy (“SENER”) announced a series of bid rounds (Source: enh.gob.mx; ronda1.gob.mx; and www.energia.gob.mx) commencing in late 2014 with one round announced. Future bid rounds are expected to be held by the Mexican federal government over the next few years and into the future. Additional markets are anticipated in various countries internationally (e.g., Libya and Nigeria) as well as in the U.S. and Canada. Internationally, management will make use of its network of connections to gain access to the appropriate government officials in order to make proposals. Direct negotiations [IM12] with operators will be the primary means for PAI to penetrate the market in North America although it is also anticipated that regulators (e.g., Pemex) [IM13] may constitute an additional market for PAI”s products and services. Marketing of PAI services at various oil and gas trade shows is also anticipated.

The Company’s expected initial marketing effort would be, based on personal relationships, one on one approaches to senior Pemex personnel. A website is under development outlining services available and is expected to be available during July 2015. Attendance at trade shows is anticipated for 2015 and direct negotiations with other companies and countries. Once adequate funding is achieved and business developments warrant, a business development employee (who would be in charge of marketing and direct negotiations) will be added.

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The monitoring economic model shows that individual well monitoring efforts pay for themselves, in management’s experience and judgment, very quickly, perhaps as little as approximately 1.25 years. In order to fully cover all anticipated general and administrative expenses, management believes a minimum of approximately 40 wells monitored for production only would be required. If some of these wells are monitored in order to optimize production, fewer wells will be required to meet the anticipated “break even” point.

Upon PAI’s first capital raise, the Calgary head office is expected to be comprised of a CEO, CFO and COO, an administrative assistant and, if funding permits, a controller. Until such time, Dr. Moffat will have the additional CFO duties for the Company. Upon execution of a contract to monitor an economically significant number of wells, a Country Manager/VP, a senior accountant and two monitoring engineers will be needed to staff the Mexico office. The expectation is to staff such Mexican office with trained national staff as business and/or substantive funding warrants. [IM14] Similarly, a business development and a senior IT person will be added to the Calgary office staff. Finally, because of “local content” laws (for example in Mexico, CNH requires at least 30% of staff personnel to be Mexican nationals), the Company’s hiring practices could be impacted adversely economically or timing-wise.

Item 3. Properties.

The Company currently occupies short term leased office space located at 3336 114 Ave. S.E., Calgary, Alberta, Canada T2Z 3V6. Once it raises adequate funding to pursue its business plan, the Company will move to more permanent office space.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the amount and nature of beneficial ownership of each of the executive officers and directors of the Company and each person known to be a beneficial owner of more than five percent of the issued and outstanding shares of the Company as of May 31, 2015. The table sets forth the information based on 15,272,021common shares issued and outstanding on that date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common	Dr. Ian Moffat	950,000	6.22%
	3336 114 Ave., S.E.
	Calgary, Alberta, Canada T2Z 3V6

Mr. Jim Lysyk	4,500,000	29.47%
3336 114 Ave., S.E.
Calgary, Alberta, Canada T2Z 3V6

Officers and Directors	5,400,000	35.69%
as a Group

None of the foregoing have any right to acquire other or additional shares of the Company. There is no existing arrangement which may result in a change in control of the Company.

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Item 5. Directors and Executive Officers

The names, addresses, ages and respective positions of the current directors and officers of the Company are the following:

Name	Age	Position	Date Held

Dr. Ian Moffat	60	President, CEO, CFO, Director	April 2015
3336 114 Ave., S.E.
Calgary, Alberta, Canada T2Z 3V6

Jim Lysyk	55	Secretary, COO, Director	February 2015
3336 114 Ave., S.E.2015
Calgary, Alberta, Canada T2Z 3V6

Director

Ian W Moffat (BSc, MSc, PhD, PGeol.), President, CEO and CFO: Dr. Moffat, a Canadian national, has been a professional geologist with more than 30 years of exploration, exploitation of technology to increase the recovery of oil in existing reservoirs as well as [IM15] development experience gained in North America, Latin America, Africa, Southeast Asia, the former Soviet Union and the Middle East. Dr. Moffat was V.P.-Exploration/New Ventures at Talisman Energy Inc. In his 17 year career at Talisman (1993 to 2010), he was actively involved in significant oil and gas discoveries and developments in Western Canada, Algeria, Sudan, Peru and Colombia. During this period, Dr. Moffat led teams that grew Talisman's Latin American acreage position and played a significant role in its execution of a global exploration, acquisition and exploitation strategy. Prior to joining Talisman, he worked for Gulf Canada [IM16] (both in North America and in international exploration and development) episodically (namely 1978-79, 1980-82 and 1985-1993 while returning to the universities outlined below to complete advanced degrees in the in-terim (MSc and phD), returning in each instance. Most recently, from 2010 to 2014, Dr. Moffat held the role of Vice President Exploration for ArPetrol Inc., a publically traded exploration and production, company with exploration and development holdings as well as a gas plant in Argentina. Commencing in 2013 and to date, he has served on the Board of Directors of Path-finder Oil & Gas, Inc., a privately held company involved in global oil and gas exploration and production. Since 2014, Dr. Moffat has also sat on the Board of Directors of the Canadian Global Exploration Forum (“CGEF”), an organization that promotes the advantages of Canadian oil and gas explorers, producers and service companies to an international audience. Dr. Moffat graduated in 1977 from the University of Calgary with a Bachelor of Science degree in Geology. He also graduated in 1981 with a Master of Science degree in Structural Geology from the University of Calgary and in 1985 with a PhD degree in Structural Geology and Basin Analysis from the University of British Columbia.

Jim Lysyk (BEE), Chief Operating Officer (“COO”) and Secretary: Mr. Lysyk, a Canadian national, has more than 30 years of experience in oil and gas related products and services gained in 16 different countries. He started the international oil and gas service division of TARCO Latin America CV de CA (where he worked from 2004 to 2015); since 2008, has been a Director and Board Member of TARCO and its wholly-owned subsidiary Accico CV de CA, both of which companies provide well site services in Mexico to various operators; and is one of Petroleos Mexicanos’ (Pemex) preferred service providers. Mr. Lysyk has considerable experience in the area of automated measurement and monitoring for oil and gas fields and wells. He developed an integrated end to end solution which allows for information to be shared and used by all disciplines involved in the exploration, development and production of oil and gas assets. The solution he developed was created by seeing firsthand the lack of information flow which resulted in poor decisions being made.

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This became evident on various projects. In Brazil from 1997-1999, for example, a monitoring and supervisory system was installed that aided in increasing overall production for pipelines, fields and wells. In 2006-2008 in Mexico, an oil and engineering assessment was performed. The assessment resulted in a 1,500 page report with over 140 recommendations for production improvement. Through findings of the assessment, it became apparent that there was a need for accurate measurement and monitoring of oil and gas wells to allow for informed decisions to be made by multiple disciplines. In 2009-2011, Mr. Lysyk project managed and implemented artificial lift solutions, one of the recommendations from the previous engineering assessment for oil wells in Mexico. This solution utilized an automated measurement and monitoring system which Mr. Lysyk developed, allowing for bi-directional flow of data from oil wells to a supervisory system. During the implementation of the project Jim was able to design the Integrated Production Solution being used by PAI. After the Pemex production enhancement contract ended in 2011, Mr. Lysyk spent the next 4 years fine tuning and completing the Octovise production management scalable solution.

From 2014 to date, Mr. Lysyk founded OTM Oil Trade Mexico CV de CA, an oil and gas engineering and services startup company. In 2001-2003, Mr. Lysyk founded and was a Director of Polyphase Technical Services, Inc. which delivered patented oil and gas technologies to the onshore oil and gas market in Canada. He has held prior management positions at Westburne Industrial Enterprise, Ltd. (from 1996 to 2001) and Rockwell Automation, Inc. (from 1985 to 1996). While at Westburne, Mr. Lysyk managed a group that was the prime contributor to a 300% increase in gross revenue and a 35% increase in profitability. He is also involved in several charitable organizations, including Kids on the Street, Canadian University Students Organization (“CUSO”), the Canadian Cancer Society and the Epilepsy Society of Canada. Mr. Lysyk graduated in 1982 from Palliser College with a Bachelor of Science degree in Electrical Engineering Technology.

Item 6. Executive Compensation.

The Company is not now paying and (since still in the developmental stage), has not during the past three years paid any compensation to officers, directors or executives. It does not have any pension, profit-sharing, stock bonus or other benefit plans. Such plans may be adopted in the future at the discretion of the Board of Directors.

Item 7. Certain Relationships and Related Transactions and Director Independence.

Our Directors are not independent since they are the only directors and officers of the Company and are the largest Company shareholders.

Item 8. Legal Proceedings.

The Company is not a party to any pending legal proceedings.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Shareholder Matters.

At the present time the Company's common shares trade on the OTCMarkets/Pink.

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Item 10. Recent Sales of Unregistered Securities.

Western Heartland Energy Enterprises Ltd. (17 Mt. Douglas Close S.E., Calgary, Alberta T2Z 3R8)--50% owned by Jim Lysyk (Secretary, COO and director of the Company) and 50% by his wife--purchased 9,150,000 shares, following the reverse split described above, with an anticipated effective date of on or about June 24, 2015. Shares (representing 59.91% of the outstanding post-split shares) were sold in private negotiated transaction as follows:

Shares	%

1,500,000	0.098218828	$10,000	Allianze Group Trust	PO box 74032 Greenlane, Auckland NewZealand 1546

1,500,000	0.098218828	$10,000	Fincorp Trust	103 Wing Lok St, APT 5A, Sheung Wan, Hong Kong

750,000	0.049109414	$5,000	Alpha Wealth Management	Hunkins Plaza Main Street, Suite 556 Charlestown, Nevis W.I.5.

750,000	0.049109414	$5,000	Stellar Research Management Ltd. Hunkins Plaza Main Street,	Suite 556 Charlestown, Nevis W.I.5.

750,000	0.049109414	$5,000	CARRERA CAPITAL LTD	#1 Mapp Street, Belize City, Belize

750,000	0.049109414	$5,000	CLEARVIEW TRADING CORP	#1 Mapp Street, Belize City, Belize

6,000,000	0.392875313	$40,000		Total

Item 11. Description of Registrant’s Securities to be Registered.

The aggregate number of shares which the Company shall be authorized to issue is 2,000,000,000 shares of non-assessable voting common stock having no par value. The capital stock of the Company, when issued, will be fully paid and non-assessable. Company share-holders are not be liable for the debts, obligations or liabilities of the Company.

Holders of common shares have no pre-emptive right to acquire any unissued shares of the Company. At meetings of shareholders, a majority of the shares entitled to vote, represented in person or by proxy, constitute a quorum and, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote shall constitute the act of the shareholders. Any dividends paid on common shares of the corporation shall be paid pro rata to the number of common shares outstanding. Upon dissolution of the Company, its assets (after payment of all claims) would be distributed to the holders of common shares pro rata.

Item 12. Indemnification of Directors and Officers. The Company's Articles of Incorporation provide for indemnification of officers and directors to the full extent of Colorado law. Effectively, the Company's officers and directors shall be indemnified by the Company any claims, judgments and liabilities to which such person shall become subject by reason of his having been a director or officer of the corporation, or by reason of any action alleged to have been taken or omitted to have been taken by him as such director or officer, except that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his gross negligence or willful misconduct. Generally, the Company, its directors, officers, employees and agents shall be fully indemnified for taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

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Item 13. Financial Statements and Supplementary Data.

The Company’s financial statements for the years ended December 31, 2014 and 2013 and first quarters ended March 31, 2015 and 2014 begin on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

The Company has had no changes in or disagreements with accountants on accounting and financial disclosure.

Item 15. Financial Statements and Exhibits. Financial Statements: As alluded to in Item 13 above, the Company’s financial statements for the years ended December 31, 2014 and 2013 and first quarters ended March 31, 2015 and 2014 begin on page F-1.

Exhibits
F-1	Financial Statements for the years ended December 31, 2014 and 2013 and first quarters ended March 31, 2015 and 2014
3.1	March 27, 2007Articles of Incorporation and associated Amendments
3.2	Company By-laws
3.3	Articles of Re-Incorporation
10.1	April 13, 2014 re-domiciling from Delaware to Colorado, converting Oncology Med to Herbal Financial Solutions, Inc.
10.2	November 12, 2014 name change: Herbal Financial Solutions Inc. to Oracle Nutraceuticals Company
10.3	December 29, 2014 Name Change Oracle Nutraceuticals Company to Oncology Med, Inc., including Articles of Incorporation
10.4	January 3, 2015 Articles of Incorporation Oracle Nutraceuticals Company
10.5	January 3, 2015 ONCO Merger Sub Articles of Incorporation
10.6	January 5, 2015 Merger between Oncology Med, Inc., Oracle Nutraceuticals Company and ONCO, Merger Sub, Inc.
10.7	January 18, 2015 Oncology Med Inc. Name Change
10.8	January 28, 2015 Articles of Incorporation – Petroleum Analytics International, Inc.
10.9	February 23, 2015 Articles of Incorporation – Petroleum Analytics International, Inc.
10.10	March 4, 2015 name change from Oracle Nutraceuticals Company to Petroleum Analytics International, Inc.
10.11	March 4, 2015 Articles of Incorporation – Petroleum Analytics International, Inc.

[Balance of Page Intentionally Left Blank]

25

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PETROLEUM ANALYTICS INTERNATIONAL, INC.

Date: June 25, 2015	By:	/s/ Dr. Ian Moffat
Dr. Ian Moffat
Director, CEO, CFO and President

	By:	/s/ James Lysyk
Jim Lysyk,
Director, COO and Secretary

26

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

Calgary, Alberta, Canada

We have audited the accompanying consolidate balance sheets of Petroleum Analytics International, Inc. (f/k/a O racle Nutraceuticals Company), as of December 31, 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the two years ended December 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petroleum Analytics International, Inc. (f/k/a Oracle Nutraceuticals Company) as of December 31, 2014, and the results of its operations and its cash flows for the two years ended December 31, 2014 and 2013, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Petroleum Analytics International, Inc. (f/k/a Oracle Nutraceuticals Company) will continue as a going concern. As discussed in Note 4 to the financial statements, Petroleum Analytics International, Inc. (f/k/a Oracle Nutraceuticals Company) suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers, CPA, PC

BF Borgers, CPA, PC

Lakewood, CO

June 17, 2015

F-2

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

Consolidated Balance Sheet

	March 31, 2015	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$-	$-	$-
Prepaid expenses	-	-	-
Total current assets	-	-	-

OTHER ASSETS
Other assets	-	-	-
Total other assets	-	-	-

Total Assets	$-	$-	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$261,916	$261,916	$213,516
Total current liabilities	261,916	261,916	213,516

LONG-TERM LIABILITIES
Long-term note payable	-	-	-
Total long-term liabilities	-	-	-

Total Liabilities	261,916	261,916	213,516

Commitments and Contingencies	-	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.00001 par value, authorized 2,000,000,000 shares; 9,272,021 issued and outstanding	93	93	93
Preferred stock, $0.01 par value, authorized 10,000,000 shares, 0 issued and outstanding	-	-	-
Additional paid-in capital	30,132,917	30,132,917	30,132,917
Accumulated deficit	(30,394,926)	(30,394,926)	(30,346,526)
Total stockholders’ equity (deficit)	(261,916)	(261,916)	(213,516)

Total Liabilities and Stockholders’ Equity	$-	$-	$-

F-3

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

Consolidated Statements of Operations

Year Ended December 31,

	Three Months Ended Mar 31,		Year ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
REVENUES	$-	$-	$-	$-

OPERATING EXPENSES:
General and administrative expenses	-	-	8,400	8,400
Professional fees	-	-	40,000	14,500
Total expenses	-	-	48,400	22,900

Net income (loss)	$-	$-	$(48,400)	$(22,900)

Income (loss) per weighted average common share	$-	$-	$(0.003)	$(0.001)

Number of weighted average common shares outstanding	9,272,021	9,272,021	9,272,021	9,272,021

F-4

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

 Consolidated Statement of Stockholders’ Equity (Deficit)

	Number of Common Shares	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

BEGINNING BALANCE, January 1, 2013	9,272,021	$93	$-	$30,132,917	$(30,323,626)	$(190,616)
Net loss	-	-	-	-	(22,900)	(22,900)

BALANCE, December 31, 2013	9,272,021	93	-	30,132,917	(30,346,526)	(213,516)
Net loss	-	-	-	-	(48,400)	(48,400)

BALANCE, December 31, 2014	9,272,021	93	-	30,132,917	(30,394,926)	(261,916)
Net loss	-	-	-	-	-	-

ENDING BALANCE, March 31, 2015 (Unaudited)	9,272,021	$93	$0	$30,132,917	$(30,394,926)	$(261,916)

F-5

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

Consolidated Statements of Cash Flows

	Three Months Ended Mar 31,		Year ended December 31,
	2015	2014	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)
Net loss	$-	$-	$(48,400)	$(22,900)
Adjustments to reconcile net loss to net cash used by operating activities:
None	-	-	-	-
Changes in operating assets and liabilities
Increase (decrease) in accounts payable - trade	-	-	48,400	22,900
(Increase) decrease in prepaid expenses	-	-	-	-

Net cash provided (used) by operating activities	-	-	-	-

CASH FLOWS FROM INVESTING ACTIVITIES:
None

Net cash provided (used) by investing activities

CASH FLOWS FROM FINANCING ACTIVITIES:
None

Net cash provided by financing activities

Net increase (decrease) in cash	-	-	-	-

CASH, beginning of period	-	-	-	-

CASH, end of period	$-	$-	$-	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-Cash Financing Activities:
None

F-6

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as to the first quarter ended March 31, 2015 is unaudited)

NOTE 1 - NATURE OF OPERATIONS AND REVERSE ACQUISITION TRANSACTION

(a) The Company Petroleum Analytics International, Inc. (f/k/a Oracle Nutraceuticals Company) is a Colorado corporation which conducts business from its headquarters in Canada. The Company intends to commercialize certain Intellectual Property (IP) which it owns and controls. This IP provides for control and information flow between wellheads and pipelines to central control operations in the petroleum extraction industry.

On April 13, 2014, Oncology Med, Inc., a Delaware corporation, converted to a Colorado corporation under the name Herbal Financial Solutions, Inc. On November 12, 2014, the company filed an amendment to its Articles of Incorporation; whereby, it changed its name to Oracle Nutraceuticals Company. On December 29, 2014, the company changed its name to Oncology Med, Inc.

On January 5, 2015, the company entered into a merger transaction with ONCO Merger Sub, Inc., a then newly formed Colorado corporation; whereby the successor company (ONCO Merger Sub, Inc.) changed its name to Oncology Med, Inc.

On January 5, 2015, the company effected a share exchange with a newly-established corporation, named Oracle Nutraceuticals Company, whereby, Oracle Nutraceuticals issued 100 shares of its common stock in exchange for all of the issued and outstanding shares of Oncology Med, Inc., a Colorado corporation. This transaction became effective pursuant to a reorganization under the applicable provisions of Section 368(a), et seq., of the IRS Code of 1986, as amended. As the result of the reorganization, the public, trading company, formerly known as Oncology Med, Inc., a Delaware corporation and, subsequently, a Colorado corporation, became a wholly owned subsidiary of Oracle Nutraceuticals Company, and Oracle Nutraceuticals Company is deemed the successor entity which is now the reporting and publicly trading entity. As a result of this reorganization, the liabilities of Oncology Med, Inc., $221,916 of the $261,916 payables are at the wholly owned subsidiary level.

On January 28, 2015, Petroleum Analytics International was established in Colorado. As the result of the transaction represented by that certain technology and stock purchase agreement, Petroleum Analytics International acquired Oracle Nutraceuticals Company; and, thereafter, Oracle Nutraceuticals Company changed its name to Petroleum Analytics International, Inc. The former Colorado corporation named Petroleum Analytics International changed its name to Petroleum Analytics IP, Inc. The transaction has been accounted for as a reverse acquisition, as owners and management of Petroleum Analytics IP, Inc. have voting and operating control of the Company following completion of the Reverse Acquisition

The accompanying financial statements include the activities of Oracle Nutraceuticals Company, its predecessor corporations and Petroleum Analytics IP, Inc.

NOTE 2 - BASIS OF PRESENTATION

a) Statement of Compliance

The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") as issued by the Financial Accounting Standards Board ("FASB").

The consolidated financial statements presented include the Company’s wholly owned subsidiary - Oncology Med, Inc.

The comparative figures shown throughout these consolidated financial statements are the historical results of Oracle Nutraceuticals Company and its predecessor corporations. Petroleum Analytics IP, Inc. had no activity prior to being

F-7

 Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - BASIS OF PRESENTATION (continued)

a) Statement of Compliance (continued)

formed on January 28, 2015. The Company has retroactively restated amounts within certain components of Shareholders' Equity (Deficit) on the balance sheet as at December 31, 2013 and 2014 to account for the Reverse Acquisition, reorganization and reverse stock split as disclosed in note 8. All inter-company transactions have been eliminated.

b) Basis of Measurement

The Company's financial statements have been prepared on the historical cost basis.

c) Functional and Presentation Currency

These financial statements are presented in United States Dollars. The functional currency of the Company will be the Canadian Dollar.

d) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following summarize the more significant accounting and reporting policies and practices of the Company:

(a) Stock compensation for services rendered The Company may issue shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted accounting principles and have been charged to operations.

(b) Net income (loss) per share Basic loss per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period.

(c) Property and equipment All property and equipment are recorded at cost and depreciated over their estimated useful lives, using the straight-line method. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

(d) Income Taxes Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income, and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the positions will be sustained upon examination by the tax authorities.

F-8

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(e) Cash and equivalents For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

(f) Financial Instruments Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 825, Disclosures about Fair Value of Financial Instruments, requires disclosures of the fair value of financial instruments. The carrying value of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and shareholder loan, approximates their fair values because of the short-term maturities of these instruments.

(g) Measurement The Company initially measures its financial instrument at fair value, except for certain non-arm's length transactions.

The Company subsequently measures all its financial assets and financial liabilities at amortized cost, except for investments in equity instruments that are quoted in an active market, which are measured at fair value. Changes in fair value are recognized in earnings for the period in which they occur.

Financial liabilities include accounts payable and accrued liabilities.

(h) Impairment Financial assets measured at cost are tested for impairment when there are indicators of impairment. The amount of the write-down is recognized in earnings for the period. The previously recognized impairment loss may be reversed to the extent of the improvement, directly or by adjusting the allowance account, provided it is no greater than the amount that would have been reported at the date of the reversal had the impairment not been recognized previously. The amount of the reversal is recognized in earnings for the period.

(j) Impairment of Long-Lived Assets A long-lived asset is tested for impairment whenever events or changes in circumstances indicate that its carrying value amount may not be recoverable. An impairment loss is recognized when the carrying amount of the asset exceeds the sum of the undiscounted cash flows resulting from its use and eventual disposition. The impairment loss is measured as the amount by which the carrying amount of the long-lived assets exceeds its fair value.

(k) Related Party Transactions All transactions with related parties are in the normal course of operations and are measured at the exchange amount.

(l) Intangible Assets The useful life of intangible assets is assessed as either finite or indefinite. Following the initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

Intangible assets with finite useful lives are carried at cost less accumulated amortization. Amortization is calculated using the straight line method over the estimated useful lives.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. If impairment indicators are present, these assets are subject to an impairment review. Any loss resulting from impairment of intangible assets is expensed in the period the impairment is identified.

(m) Recent Accounting Pronouncements The Company has considered recent accounting pronouncements during the preparation of these financial statements and has adopted ASC 915 relating to Development Stage Entities.

F-9

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s financial position and operating results raise substantial doubt about the Company’s ability to continue as a going concern, as reflected by the net loss of $30,394,926 accumulated through March 31, 2015 and the lack of/negative working capital position, even though the liabilities as reflected are owed by a wholly owned subsidiary. The ability of the Company to continue as a going concern is dependent upon commencing operations, developing sales and obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. The Company is currently seeking additional capital to allow it to begin its planned operations

NOTE 5 - RELATED PARTY TRANSACTIONS

From time to time the Company may enter into non-arms length transactions with related parties. These transactions will be valued at historical cost with no value increase given.

NOTE 6 - STOCKHOLDERS EQUITY (DEFICIT)

At December 31, 2014, the Company has 2,000,000,000 shares of par value $0.00001 common stock authorized and 15,272,021 issued and outstanding. At December 31, 2014, the Company also has no shares of preferred stock issued and outstanding. The preferred shares are convertible into common shares at a rate of 45 common to each preferred. The preferred shares also have super voting rights of 200 votes per preferred share.

NOTE 7 - FINANCIAL INSTRUMENTS

(a) Currency Risk The Company expects to be exposed to currency risk on its sales and purchases denominated in Canadian Dollars and Mexican Pesos. The Company expects to actively manage these risks by adjusting its pricing to reflect currency fluctuations and purchasing foreign currency at advantageous rates.

(b) Liquidity Risk Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company relies on cash flows generated from operations, as well as injections of capital through the issuance of the Company's capital stock to settle its liabilities when they become due.

(c) Interest Rate Risk The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and current liabilities.

(d) Concentration of Customer Risk The Company expects to be subject to a concentration of customer risk, at least initially and for a period of time until acceptance of the value of its IP grows within the petroleum extraction industry. A customer is considered to be significant if they account for greater than 10% of the Company's annual sales.

F-10

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

The income tax expense is reconciled per the schedule below:

	Three Months Ended Mar 31		Year ended December 31,
	2015	2014	2014	2013
	(Unaudited)	(Unaudited)
Net loss before income taxes	$-	$-	$(48,400)	$(22,900)
Adjustments:
None
Adjusted net income (loss) for tax purposes	-	-	(48,400)	(22,900)
Statutory rate	0.00%	0.00%	15.50%	15.50%
	$-	$-	$(7,502)	$(3,550)
Valuation allowance	-	-	7,502	3,550
Provision for (recovery of) income taxes	$-	$-	$-	$-

NOTE 9 - MERGER TRANSACTION

On January 5, 2015, the company entered into a merger transaction with ONCO Merger Sub, Inc., a then newly formed Colorado corporation; whereby the successor company (ONCO Merger Sub, Inc.) changed its name to Oncology Med, Inc.

On January 5, 2015, the company effected a share exchange with a newly-established corporation, named Oracle Nutraceuticals Company, whereby, Oracle Nutraceuticals issued 100 shares of its common stock in exchange for all of the issued and outstanding shares of Oncology Med, Inc., a Colorado corporation. This transaction became effective pursuant to a reorganization under the applicable provisions of Section 368(a), et seq., of the IRS Code of 1986, as amended. As the result of the reorganization, the public, trading company, formerly known as Oncology Med, Inc., a Delaware corporation and, subsequently, a Colorado corporation, became a wholly owned subsidiary of Oracle Nutraceuticals Company, and Oracle Nutraceuticals Company is deemed the successor entity which is now the reporting and publicly trading entity.

On January 28, 2015, Petroleum Analytics International was established in Colorado. As the result of the transaction represented by that certain technology and stock purchase agreement, Petroleum Analytics International acquired Oracle Nutraceuticals Company; and, thereafter, Oracle Nutraceuticals Company changed its name to Petroleum Analytics International, Inc. The former Colorado corporation named Petroleum Analytics International changed its name to Petroleum Analytics IP, Inc.

F-11

Petroleum Analytics International, Inc.

(f/k/a Oracle Nutraceuticals Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - TECHNOLOGY PURCHASE

On February 4, 2015, the Company entered into a Technology Purchase Agreement whereby 80,000,000 issued common shares and all of the preferred shares are being transferred to the owner of certain Intellectual Property (IP). Said 80,000,000 common shares will be exchanged for 9,150,000 post reverse split shares. The Company effected a 1 for 990 reverse split of the common shares. This series of transactions leaves the Company with 9,272,021 common and no preferred shares issued and outstanding . There was also a change of control to the individuals who contributed said IP to Petroleum Analytics IP, Inc.

NOTE 11 - SUBSEQUENT EVENTS

On April 8, 2015, The Circuit Court for the 19th Judicial Circuit in Lake County - Waukegan, IL issued an order requiring the issuance of 6,000,000 shares of the Company’s common stock as a result of an action under the 3(a)(10) exemption from registration under the 1933 Securities Act. These shares are to be issued to assignees of Securities Counselors, Inc., (SCI), as settlement of the current $40,000 payable to SCI. This $40,000 is for professional fees that were expensed in 2014 and are currently in Accounts Payable.

F-12